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                     March 2, 2023

       Tanya Irizarry
       Chief Financial Officer
       GeneThera Inc.
       3051 W. 105th Ave. #350251
       Westminster, CO 80035

                                                        Re: GeneThera Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 14,
2022
                                                            File No. 000-27237

       Dear Tanya Irizarry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences